Exhibit 23.2

Consent OF Independent Registered Public Accounting Firm

We have issued our report dated March 15, 2019 with respect to the consolidated financial statements included in the Annual Report of Veritone, Inc. on Form 10-K for the year ended December 31, 2018.  We consent to the incorporation by reference of said report in the Registration Statements of Veritone, Inc. on Forms S-3 (File No. 333-225394 and File No. 333-227613) and Forms S-8 (File No. 333-227477 and File No. 333-217990).

/s/ GRANT THORNTON LLP

Los Angeles, California

March 18, 2019